EXHIBIT 10.2
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
CELL LINE COLLABORATION AND LICENSE AGREEMENT
     This Cell Line Collaboration and License Agreement (the “Agreement”) is made and entered into as of July 1, 2002 (the “Effective Date”), by and between Athersys, Inc., a Delaware corporation having its principal offices at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“Athersys”), and Bristol-Myers Squibb Company, a Delaware corporation having offices at Route 206 and Province Line Road, Princeton, New Jersey 08543 (“BMS”). Athersys and BMS may be referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     A. Athersys has developed and owns technology and intellectual property rights relating to methods for activating gene or protein expression in cells, referred to by Athersys as the Random Activation of Gene Expression or RAGE technology, which includes the RAGE-VT technology useful for creating cell lines that express particular desired proteins.
     B. BMS desires to engage Athersys to create certain such cell lines, using the RAGE-VT technology, each of which expresses a specific cell surface or cellular protein of interest to BMS, and to obtain license rights to use such cell lines for internal research, development and commercialization of pharmaceutical products.
     C. Athersys is willing to create and provide BMS with the desired cell lines pursuant to the terms of this Agreement.
     D. Concurrently with entering into this Agreement, Athersys and BMS are amending that certain Research Collaboration and License Agreement between the Parties dated December 8, 2000 (the “Original Agreement”), regarding a pilot program relating to Athersys creating certain cell lines for BMS expressing particular desired proteins using the RAGE-VT technology. For the avoidance of doubt, the Parties’ respective rights and obligations with respect to such cell lines shall continue to be governed by the Original Agreement (as may be amended from time to time) and not this Agreement.
     Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:
1.	Definitions
     As used herein, the following capitalized terms shall have the following meanings (with terms defined in the singular having the same meanings when used in the plural):
     1.1 “Accepted Cell Line” shall have the meaning assigned to such term in Section 2.3(a).

     1.2 “Affiliate” shall mean, with respect to a Party, any corporation or other entity that, directly or indirectly, controls, is controlled by or is under the common control with such Party. For the purpose of this definition, “control” shall mean (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding shares or other voting rights of the subject entity to elect directors, or (b) if such amount of ownership of a foreign entity is not permitted by law, ownership of the maximum amount of such entity as permitted by law, or (c) the actual ability to control and direct the management of the subject entity.
     1.3 “Athersys Know-How” shall mean the Information that is Controlled by Athersys during the term of this Agreement and relates directly to Collaboration Cell Lines or their method of manufacture or use in the Field or for Counterscreening, as applicable, but excluding Athersys Patents.
     1.4 “Athersys Patents” shall mean all Patents that are Controlled by Athersys during the term of the Agreement and contain a Valid Claim covering a Collaboration Cell Line or its method of manufacture or use in the Field or for Counterscreening, as applicable.
     1.5 “Athersys Technology” shall mean the Athersys Know-How and Athersys Patents collectively.
     1.6 “Candidate Compound” shall mean:
          (a) any compound that has activity, with respect to the target protein expressed by the applicable Accepted Cell Line, which activity is initially discovered or detected by using an Accepted Cell Line or materials or assays derived from an Accepted Cell Line, where such activity is potentially useful for therapeutic or prophylactic use, or
          (b) any compound that is an analog, homolog, isomer or other chemical derivative of a compound that meets the criteria in subsection (a) above (the “Parent Compound”), provided that such compound (i) was made by or on behalf of BMS or its Affiliate or sublicensee based on information relating to the Parent Compound, and (ii) has activity that is potentially useful for therapeutic or prophylactic use and is similar or related to the activity of such Parent Compound (with the understanding that such activity may be superior to the activity of the Parent Compound, in any appropriate criteria).
     1.7 “Collaboration Cell Line” shall have the meaning assigned to such term in Section 2.1(b).
     1.8 “Confidential Information” shall mean (a) any proprietary or confidential information or material of a Party in tangible form disclosed hereunder that is (i) marked as “Confidential” at the time it is delivered to the receiving Party, or (ii) designated as confidential or proprietary in a written memorandum provided to the receiving Party by the disclosing Party within thirty (30) days of such disclosure, or (b) any proprietary or confidential information of a Party disclosed orally hereunder that is identified as confidential or proprietary when disclosed and designated as confidential or proprietary in a written memorandum provided to the receiving Party by the disclosing Party within thirty (30) days of such oral disclosure by the disclosing Party. Further, it is agreed that if Athersys discloses to BMS that it is working on a particular protein or gene target, such information shall be treated by BMS as the Confidential Information of Athersys. Still further, it is agreed that Athersys shall treat the fact that BMS has nominated a specific target under Section 2.1 and the fact that Athersys has provided BMS with a corresponding Collaboration Cell Line under Section 2.2 as Confidential Information of BMS.
     1.9 “Controlled” shall mean, with respect to any material, Information or intellectual property right, that a Party owns or has a license to such material, Information or intellectual property right and has the ability to grant to the other Party the licenses or sublicenses thereto as provided for herein without violating the terms of any agreement with any Third Party.
     1.10 “Counterscreening” shall mean testing a BMS compound, which has known activity against one target, for activity against another target that is expressed in an Accepted Cell Line, for the purpose of determining the relative selectivity and potency of the BMS compound for the first target.
     1.11 “Counterscreening Cell Line” shall mean an Accepted Cell Line that was selected by BMS to be used in Counterscreening as provided in Section 2.5.
     1.12 “Counterscreening License” shall have the meaning assigned to it in Section 3.3.
     1.13 “Field” shall mean use of the Accepted Cell Lines by BMS solely for BMS’s internal discovery, research, development and/or commercialization of Products. For the avoidance of doubt, subject to Section 3.5(b), the Field shall include BMS’s use of the Accepted Cell Lines in connection with any bona fide collaboration between BMS and an academic and/or corporate collaborator, provided that any compounds initially discovered or detected pursuant to such collaboration by using an Accepted Cell Line or materials or assays derived from an Accepted Cell Line shall be deemed to be Candidate Compounds. The Field expressly excludes the use of Accepted Cell Lines by BMS for Counterscreening.
     1.14 “HTS” shall mean high throughput screening using BMS’ test deck of compounds in primary screening of the Accepted Cell Line. HTS shall be deemed “completed” when BMS has screened the test deck, confirmed positive responses, and completed standard data analysis.
     1.15 “Improvement” shall mean any improvement, modification or enhancement to the Athersys Know-How or the inventions claimed in the Athersys Patents (and/or the practice thereof), and any Information and intellectual property rights relating thereto, that the possessing Party has the right to disclose to the other Party without violating contractual obligations to a Third Party. For the avoidance of doubt, the following shall be owned by BMS and shall not comprise Improvements: (i) Information comprising the results of any assays or other screening or testing generated by BMS through use of the Accepted Cells Lines under the terms of this Agreement, and any Information developed based on evaluating or using such results (which shall exclude, for clarity, any such Information that relates to the manufacture of such Accepted Cell Lines via the RAGE-VT method or use of same); (ii) any methodology, process or tool, whether previously existing or created during the Term (without use of an Accepted Cell Line), that is proprietary to BMS and that BMS uses to generate the Information referred to in clause (i); and (iii) any invention based on, or improvement, modification, or enhancement of, the proprietary know-how of BMS that is created in connection with the subject matter of this Agreement and the use or practice of which does not involve the use of any Athersys Technology.
     1.16 “Information” shall mean information, results and/or data of any type whatsoever, in any tangible or intangible form, including without limitation databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.
     1.17 “License” shall have the meaning assigned to it in Section 3.2.
     1.18 “Net Sales” shall mean the amount invoiced or otherwise billed by BMS or its Affiliate or licensee for sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (i) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (ii) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed; (iv) customs duties, tariffs, surcharges and other governmental charges incurred in connection with the exportation or importation of a Product; (v) bad debts relating to sales of Products that are actually written off by BMS in accordance with generally accepted accounting principles, consistently applied, during the applicable royalty calculation period, and (vi) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout the party’s organization.
Notwithstanding the foregoing, if any Product is sold under a bundled or capitated arrangement with other BMS products, then, solely for the purpose of calculating Net Sales for royalty purposes hereunder, any discount on such Product sold under such an arrangement shall be no greater, on a percentage basis based on the gross selling price prior to discount, than the largest percentage discount applied on the other pharmaceutical products sold within such bundled arrangement for the applicable accounting period. In case of any dispute as to the applicable discount numbers under the preceding sentence, the determination of same shall be calculated and certified by BMS’ independent public accountants, whose decision shall be binding.
A sale of a Product is deemed to occur upon the earliest of invoicing or transfer of title in the Product to the Third Party purchaser. In the event that BMS, after reasonable efforts, cannot calculate accurately the Net Sales of a sublicensee in a particular country, the Parties will meet and negotiate in good faith an appropriate means for calculating “Net Sales” in such a situation.

For sake of clarity and avoidance of doubt, sales by BMS, its Affiliates or sublicensees of a Product to a Third Party distributor of such Product in a given country shall be considered sales to a Third Party customer, but sales and/or transfers of a Product between or among BMS, its Affiliates or sublicensees shall not be considered sales to a Third Party customer, so long as such recipient subsequently resells the Product. Any Products used (but not sold for consideration) for promotional or advertising purposes or used for clinical or other research purposes shall not be considered in determining Net Sales hereunder.
In the event a Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price of the Product portion of the end-user product and/or service when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price of the other active elements and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question. All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country by country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be.
Notwithstanding the foregoing, it is agreed that drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients” or “active functional elements,” the presence of which in a Product would be deemed to create a combination product subject to the terms of the preceding paragraph.
     1.19 “Patents” shall mean all issued United States and foreign patents (including all reissues, extensions, renewals, substitutions, re-examinations, supplementary protection certificates and the like, and patents of addition) and pending United States and foreign patent applications (including, without limitation, all provisional and nonprovisional applications and all continuations, continuations-in-part and divisions thereof).
     1.20 “Product” shall mean any product containing a Candidate Compound, including any formulation, dosage form, packaged form or delivery means thereof.
     1.21 “RAGE Technology” shall mean any and all intellectual property, whether or not patentable, that is owned or licensed by Athersys and relates to Athersys’ techniques for activating gene expression, which are referred to by Athersys collectively as Random Activation of Gene Expression or RAGE technology.
     1.22 “Term” shall have the meaning assigned to it in Section 11.1.
     1.23 “Third Party” means any entity other than Athersys, BMS or an Affiliate of either of them.
     1.24 “Valid Claim” shall mean either (i) a claim of issued and unexpired letters patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (ii) a claim of a pending patent application that has not been pending for more than seven (7) years and that has not been abandoned or finally rejected without the possibility of appeal or refiling.
2.	Collaboration Program
     2.1 Review of Proposed Cell Lines by Athersys.
          (a) Subject to the limits set forth in Section 2.2, Athersys shall create new Accepted Cell Lines based on RAGE-VT cell lines that BMS proposes, as set forth in Exhibit A, and Athersys has accepted as provided below. BMS shall use reasonable, good faith efforts to assure that the aggregate level of technical difficulties and legal risks associated with the cell lines that BMS nominates is balanced and provides Athersys a reasonable opportunity to perform hereunder. Athersys shall have the right to review and approve, as provided in Exhibit A, the target protein to be expressed in each RAGE-VT cell line that BMS proposes be made under this Agreement. Athersys shall complete such review within forty-five (45) days after the date Athersys receives information from BMS regarding a proposed target to be expressed in a RAGE-VT cell line, or upon any other schedule to which the Parties may mutually agree in writing. Athersys shall use reasonable, good faith efforts to assure that the aggregate level of technical difficulties and legal risks associated with the cell lines that Athersys accepts is balanced and provides a reasonable opportunity for the generation of Accepted Cell Lines hereunder.
          (b) While Athersys is completing such review, the Parties shall promptly negotiate specific Acceptance Criteria for such cell line based upon the Acceptance Criteria as generically set forth in Exhibit A. Upon agreement by the Parties on the specific Acceptance Criteria for a particular proposed RAGE-VT cell line, such Acceptance Criteria shall be included in Exhibit A, and, subject to review and subsequent approval of the target protein by Athersys under this Section 2.1, Athersys shall promptly thereafter commence work under Section 2.2 to create a RAGE-VT cell line based thereon, and any such cell line shall be a “Collaboration Cell Line.”
          (c) If Athersys rejects any of the proposed RAGE-VT cell lines in accordance with the parameters set forth in Exhibit A, Athersys shall promptly notify BMS, and BMS shall have the right to amend Exhibit A in order to designate a replacement RAGE-VT cell line (for each one of the RAGE-VT cell lines originally proposed and rejected by Athersys) within sixty

(60) days after receiving notice of the rejection; provided, however, that Athersys shall again have the right to review and approve any such proposed replacement cell line, as above.
          (d) BMS shall propose RAGE-VT cell lines hereunder from time to time in quantities reasonably believed (taking into account, among other things, Athersys’ right under this Section 2.1, to reject cell lines that BMS proposes) to be sufficient for Athersys to generate, and for BMS to accept (subject to satisfaction of the acceptance criteria agreed upon by the Parties), a minimum of fifteen (15) Collaboration Cell Lines over a three (3) year period (subject to Section 2.9), beginning on the Effective Date, with five (5) in year one, five (5) in year two and five (5) in year three; provided, however, that in the event Athersys rejects a RAGE-VT cell line nominated by BMS, BMS shall always have a full sixty (60) day period within which to nominate a replacement cell line, regardless of the deadline for meeting any applicable minimum under this Section 2.1.
     2.2 Supply of Collaboration Cell Lines; Status Reports. Athersys shall use reasonable efforts to deliver to BMS each Collaboration Cell Line that Athersys approves under Section 2.1 within six (6) months after such approval. Athersys shall provide BMS with summary reports, which shall be written, of the status and progress of Athersys’s efforts to provide Collaboration Cell Lines every eight (8) weeks. Such reports shall be sent to the attention of the BMS Project Coordinator. Athersys shall not be obligated to supply to BMS more than a total of eight (8) Collaboration Cell Lines per year over the Term.
     2.3 Review of Collaboration Cell Lines by BMS.
          (a) BMS shall have the right, for a period of forty-five (45) days after receiving a particular Collaboration Cell Line, to review such Collaboration Cell Line for the purpose of evaluating whether or not the production of protein meets the specific Acceptance Criteria for the particular Collaboration Cell Line as agreed by the Parties (pursuant to Section 2.1) and set forth in Exhibit A. Unless BMS provides written notice to Athersys that such Collaboration Cell Line does not meet such specific Acceptance Criteria within such period, such Collaboration Cell Line shall be accepted by BMS and shall be an “Accepted Cell Line” for all purposes hereunder. Even if any Collaboration Cell Line fails to produce the amount of protein meeting the specific Acceptance Criteria set forth in Exhibit A, BMS shall nonetheless have the right, but not the obligation, to accept such Collaboration Cell Line as an Accepted Cell Line, by written notice to Athersys within such forty-five (45) day period. If BMS does not accept a Collaboration Cell Line, BMS and Athersys shall discuss the reason(s) such Collaboration Cell Line was not accepted, and if BMS and Athersys agree that modifying the approach to creating a Collaboration Cell Line is feasible and desirable, Athersys shall make such modification and present such modified Collaboration Cell Line to BMS for evaluation and acceptance (if applicable) as provided herein.
          (b) Athersys shall provide the BMS Project Coordinator with at least two (2) weeks’ advance notice of Athersys’ intent to deliver a Collaboration Cell Line to BMS for review under Section 2.3(a), so that BMS may attempt to allocate internal resources appropriately. In the event Athersys fails to give such notice with respect to any given Collaboration Cell Line, the BMS review period therefor shall be extended to sixty (60) days.

     2.4 Infringement by Accepted Cell Lines. If at any time during the term of the License or Counterscreening License applicable to a particular Accepted Cell Line, such Accepted Cell Line becomes, or in Athersys’ opinion is likely to become, the subject of a Third Party patent infringement claim based on BMS’ practice of such License or Counterscreening License, then Athersys shall use commercially reasonable efforts, at its sole expense, either (i) to procure for BMS the right to continue using such Accepted Cell Line, or (ii) to replace or modify such Accepted Cell Line so that it becomes noninfringing while still having substantially the same functionality and efficacy as prior to such replacement or modification. In the event Athersys is not successful in its efforts under clause (i) and/or (ii) of the preceding sentence within three (3) months after any such claim arises, Athersys shall, at BMS’s request, meet to discuss in good faith other possible solutions to the claim.
     2.5 Selection of Counterscreening Cell Lines. As to a particular cell line that BMS requests to be made under Section 2.1, BMS may specify in writing, at the time the request for such cell line is made, that such cell line will be a Counterscreening Cell Line when accepted under Section 2.3, and such cell line then would be used solely for Counterscreening pursuant to the Counterscreening License. BMS may so specify no more than fifty percent (50%) of the Collaboration Cell Lines requested in a particular year be used for Counterscreening.
     2.6 Project Coordinators. Each Party shall designate an individual (a “Project Coordinator”) to coordinate, on such Party’s behalf, the day-to-day interaction of and communication between the Parties under this Agreement. Each Project Coordinator shall possess the education, training and experience necessary to make him or her reasonably technically qualified to serve as a Project Coordinator. Each Party shall be free to replace its Project Coordinator with new a appointee who has authority to act on behalf of such Party, upon notice to the other Party.
     2.7 BMS Diligence. BMS agrees that, for each Accepted Cell Line (but excluding all Counterscreening Cell Lines), BMS shall initiate and use reasonably diligent efforts to complete an HTS program for such Accepted Cell Line as soon as practicable after the date such cell line is designated or deemed an Accepted Cell Line. Notwithstanding the preceding sentence, an Accepted Cell Line shall be deemed to have completed HTS twelve (12) months after acceptance unless the Cell Line fails to perform as prescribed in Exhibit A. BMS shall provide Athersys with reasonable reports regarding its progress in conducting such HTS screening.
     2.8 BMS Termination of Cell Lines.
          (a) Prior to Cell Line Acceptance. With respect to Collaboration Cell Lines for which acceptance has not yet occurred, upon thirty (30) days notice to Athersys, BMS may terminate Athersys’ development of one Collaboration Cell Line per year during the period prior to which the Collaboration Cell Line is eligible to be deemed an Accepted Cell Line pursuant to Section 2.3(a). If a Collaboration Cell Line is so terminated, then BMS shall be obligated to pay Athersys fifty percent (50%) of the payment due for achievement of the milestone subsequent to the last previously achieved milestone, under Section 4.1(a) or 4.1(c), as the case may be, for such Collaboration Cell Line.

          (b) Following HTS Completion. With respect to any Accepted Cell Line (other than Counterscreening Cell Lines) for which HTS completion has occurred and BMS has paid the corresponding milestone payment under Section 4.1(a), upon thirty (30) days notice to Athersys, BMS may, for reasonable business, scientific and/or technical reasons (which shall be disclosed to Athersys, on a confidential basis), terminate its License with respect to such Accepted Cell Line, which termination shall be effective after payment of the next license fee due under Section 4.1(b). On the due date of such payment the license to such Accepted Cell Line granted under Section 3.2 shall automatically terminate, and after payment of such license fee BMS shall have no further payment obligations to Athersys with respect to such Accepted Cell Line subject to the following covenant. With respect to any such Accepted Cell Line for which BMS has terminated its license rights pursuant to this Section 2.8(b), BMS covenants that BMS and its Affiliates and licensees shall not use, develop or commercialize any materials, results, data or information (including, without limitation, any compound or composition, or any derivative, homolog or isomer thereof) that was originally created or originally identified through BMS’ prior use of such Accepted Cell Line; provided, however, that the foregoing covenant shall not preclude BMS and its Affiliates from continuing to conduct discovery, research, development and commercialization activities with respect to the target protein expressed by such Accepted Cell Line so long as BMS and its Affiliates abide by such covenant in so doing.
     2.9 BMS Termination of Collaboration Program. BMS shall have the right to terminate the collaboration program contemplated by this Section 2 at the end of the second year of the collaboration program, by giving Athersys written notice of such termination at least ninety (90) days prior to the second anniversary of the commencement of the collaboration program. BMS acknowledges that Athersys will incur certain wind-down and FTE re-allocation costs and expenses in the event of any such early termination and, therefore, agrees to pay Athersys the sum of $125,000 to help offset such costs. Such payment shall be made within thirty (30) days after delivery of BMS’ termination notice pursuant to this Section 2.9.
3.	Licenses.
     3.1 Evaluation License. Subject to the terms of this Agreement, as to each Collaboration Cell Line provided to BMS by Athersys hereunder, Athersys grants to BMS a royalty-free, non-exclusive, worldwide license, without the right to sublicense, under the Athersys Technology solely to conduct internal research evaluation of such Collaboration Cell Line as provided in Section 2.3 of this Agreement during the forty-five (45) day period after BMS first receives such Collaboration Cell Line.
     3.2 Research and Development License. Subject to the terms of this Agreement, and effective upon BMS’s acceptance of a particular Accepted Cell Line (other than a Counterscreening Cell Line), Athersys grants to BMS a royalty-bearing, non-exclusive, worldwide license, without the right to sublicense, under the Athersys Technology solely to use such Accepted Cell Line in the Field (the “License”).
     3.3 Counterscreening License. Subject to the terms of this Agreement, and effective only upon BMS’s acceptance of a particular Accepted Cell Line that BMS elected under Section

2.5 to be a Counterscreening Cell Line, Athersys hereby grants to BMS a non-exclusive, worldwide license (the “Counterscreening License”), without the right to sublicense, under the Athersys Technology solely to use each such Counterscreening Cell Line for Counterscreening. For clarity, a particular Accepted Cell Line may not be used by BMS (or its Affiliate) for use both in the Field and for Counterscreening except as specified in 4.1 (e).
     3.4 Duration of Athersys Licenses.
          (a) Field License Duration. The License granted in Section 3.2, as to a particular Accepted Cell Line, shall be perpetual, subject to payment of all applicable fees, unless terminated by BMS as provided in Section 2.8(b).
          (b) Counterscreening License Duration. Subject to payment of all applicable fees, the Counterscreening License granted in Section 3.3 shall be perpetual, as to a particular Counterscreening Cell Line.
     3.5 Negative Covenants.
          (a) No Other Use by BMS. BMS covenants and agrees that it shall not use the Collaboration Cell Lines for any purpose other than as set forth in Section 3.1 and shall not use the Accepted Cell Lines or any materials derived therefrom for any purpose other than as set forth in Sections 3.2 and 3.3, as applicable. BMS further covenants and agrees that it shall not use or practice the Athersys Technology for any purpose except as expressly permitted in the licenses granted to BMS under Sections 3.1, 3.2 and 3.3, as applicable.
          (b) No Transfer to Third Parties. BMS covenants and agrees that BMS shall not transfer Collaboration Cell Lines or Accepted Cell Lines or any Information pertaining thereto or any materials derived therefrom, to any Third Party for any purpose, except that BMS may transfer such Information and materials to collaborators to the extent necessary for BMS to exercise its right to use the Accepted Cell Lines in connection with bona fide collaborations with academic and/or commercial partners in the Field, but may not transfer the Accepted Cell Lines to such entities except with Athersys’ prior written consent. For clarity, BMS covenants and agrees that BMS shall not transfer Collaboration Cell Lines or Accepted Cell Lines, or any Information pertaining thereto or any materials derived therefrom, to any Third Party for Counterscreening.
     3.6 Athersys Reserved Rights. BMS understands and agrees that Athersys owns and reserves to itself all rights, title and interest in the Athersys Technology, and to the Collaboration Cell Lines and the Accepted Cell Lines, subject only to the licenses granted in Sections 3.1, 3.2 and 3.3, respectively.
     3.7 Records And Reports.
          (a) Records. BMS shall maintain complete and accurate records that fully and properly reflect all work done and all results achieved, including raw data, in the evaluation of Collaboration Cell Lines, the use of Accepted Cell Lines and the discovery, research and development of Candidate Compounds (“Records”). The Records shall be kept with sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall be kept separate and distinct from other work conducted by BMS, all in a manner consistent with BMS’ other internal research and development record keeping.
          (b) Copies and Inspection of Records. Athersys shall have the right, during normal business hours and upon reasonable notice, to inspect the Records for purposes consistent with this Agreement. Athersys shall maintain all Information learned from such inspection of the Records in confidence in accordance with Article 7. All inspections, copying and visits hereunder shall be conducted in a manner and frequency so as not to disrupt BMS’s business and in a manner so as not to cause any disclosure of any other BMS Confidential Information.
          (c) Semi-Annual Reports. Within thirty (30) days following the end of each six (6) month period during the term of the License with respect to each Accepted Cell Line, BMS shall provide to Athersys a written progress report that shall describe the results and developments of the use of such Accepted Cell Line, and the discovery, research and development of Candidate Compounds therewith. With such reports, BMS shall disclose to Athersys in summary form (i.e., in a manner that does not require BMS to disclose sensitive or competitively-enabling data or information) the development, making, conception or reduction to practice of all Candidate Compounds that are discovered, made, investigated, conceived or reduced to practice by use of such Accepted Cell Line or assays based thereon. In addition, BMS shall fully disclose to Athersys in each such report any Improvements that BMS may have developed during the period covered by such report.
4.	Payments.
     4.1 License Fees.

1 Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
          (a) Screening License Fees. For each Collaboration Cell Line requested by BMS that is to be used in the Field (i.e., excluding the Counterscreening Cell Lines), BMS shall pay Athersys non-refundable license fees upon achievement of the milestone events as provided in the following schedule:

Event	Payment
Agreed upon Acceptance Criteria	$	[*]
• Athersys accepts BMS’ request for the development of a Collaboration Cell Line, and the Parties mutually agree upon Acceptance Criteria therefor

Clonal Cell Line Isolated	$	[*]
• Verified through RT- PCR proof of appropriate vector integration

Cell Line Acceptance (designation of Accepted Cell Line)	$	[*]
• Achievement, pursuant to Section 2.3(a), of all specific Acceptance Criteria mutually previously agreed upon by the Parties for the proposed Accepted Cell Line

HTS Completion for Accepted Cell Line	$	[*]

BMS and Athersys shall jointly determine the occurrence of any of the foregoing milestone events with respect to a particular Collaboration Cell Line, and the applicable payments for each event shall be due and payable within thirty (30) days of the Parties’ having made such a determination.
          (b) Additional Annual License Fees. For each Accepted Cell Line that is to be used in the Field (i.e., excluding the Counterscreening Cell Lines) with respect to which the License has not terminated due to BMS previously exercising its right to terminate its License under Section 2.8(b), BMS shall also pay Athersys non-refundable license fees upon achievement of the milestone events as provided in the following schedule:

Event	Payment
Six (6) Month Anniversary of Completion of HTS for Accepted Cell Line	$	[*]
• Payable at the end of the six (6) month period beginning on the date BMS completes HTS for such Accepted Cell Line

Twelve (12) Month Anniversary of Completion of HTS for Accepted Cell Line	$	[*]
• Payable at the end of the twelve (12) month period beginning on the date BMS completes HTS for such Accepted Cell Line

Eighteen (18) Month Anniversary of Completion of HTS for Accepted Cell Line	$	[*]
• Payable at the end of the eighteen (18) month period beginning on the date BMS completes HTS for such Accepted Cell Line

Twenty-Four (24) Month Anniversary of Completion of HTS for Accepted Cell Line	$	[*]
• Payable at the end of the twenty-four (24) month period beginning on the date BMS completes HTS for such Accepted Cell Line
For clarity, if BMS exercises its right to terminate the License as provided in Section 2.8(b) as to a particular Accepted Cell Line, BMS shall make the next payment due as provided above after serving notice of such termination.

[1]	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

          (c) Counterscreening License Fees. For each Counterscreening Cell Line requested to be made by BMS, BMS shall pay Athersys non-refundable license fees upon achievement of the milestone events as provided in the following schedule:

Event	Payment
Agreed upon Acceptance Criteria	$	[*]
• Athersys accepts BMS’ request for the development of a Collaboration Cell Line, and the Parties mutually agree upon Acceptance Criteria therefor

Clonal Cell Line Isolated	$	[*]
• Verified through RT- PCR proof of appropriate vector integration

Cell Line Acceptance (designation of Counterscreening Cell Line)	$	[*]
• Achievement, pursuant to Section 2.3(a), of all specific Acceptance Criteria previously mutually agreed upon by the Parties for the proposed Counterscreening Cell Line

[1]	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
BMS and Athersys shall jointly determine the occurrence of any of the foregoing milestone events with respect to a particular Counterscreening Cell Line, and the applicable payments for each event shall be due and payable within thirty (30) days of the Parties’ having made such a determination.
          (d) Additional Counterscreening License Fees. For each Accepted Cell Line specified as a Counterscreening Cell Line pursuant to Section 2.5 that is accepted by BMS pursuant to Section 2.3, BMS shall pay Athersys a non-refundable license fee of either: (i) an aggregate of [*] dollars ($[*]) license fee, which shall be payable in six (6) installments of [*] dollars ($[*]) each, to be paid at the end of each six (6) month period after the date of acceptance by BMS of the applicable Accepted Cell Line; or (ii) [*] dollars ($[*]) for the use, in perpetuity, of the Counterscreening License, such fee to be payable on the six (6) month anniversary of the date of acceptance by BMS of the applicable Accepted Cell Line.
          (e) Counterscreening License Fee for Accepted Cell Line. For any particular Accepted Cell Line used in the Field for which BMS has completed payment of all milestone payments under Sections 4.1(a) and (b) (i.e., a total of $[*] for such Accepted Cell Line), BMS may elect in writing to Athersys to obtain the perpetual right to use such Accepted Cell Line in Counterscreening (under the terms of a Counterscreening License under Section 3.3) by a one-time payment of $[*] to be made within thirty (30) days of such notice.
     4.2 Milestone Payments. For each Accepted Cell Line used in the Field, BMS shall pay Athersys the milestone payments set forth in Exhibit B within thirty (30) days after each milestone event has been achieved for each Candidate Compound identified for clinical development by BMS or its Affiliate or sublicensee for the particular Accepted Cell Line.

     4.3 Royalty Payments. BMS shall pay Athersys a royalty equal to [*] percent ([*]%) of Net Sales of all Products worldwide. Each payment of royalties under this Agreement shall be accompanied by a statement of the amount of the total amounts received and calculated as Net Sales during such period, and all other information necessary to determine the appropriate amount of such payments.
     4.4 Royalty Term. For each Product, on a country-by-country basis, BMS shall pay to Athersys royalties under Section 4.3 commencing on the first commercial sale in the applicable country and continuing until the later of (a) the last to expire Patent in such country owned or controlled by BMS or its affiliate or licensee containing a Valid Claim covering such Product or the Candidate Compound therein, or covering the manufacture, use or formulation of such Product or compound, or (b) ten (10) years from the date of such first commercial sale in such country.
     4.5 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, at the election of Athersys, royalties accrued in that country shall be paid to Athersys in such country in local currency by deposit in a local bank designated by Athersys.
     4.6 Non-Monetary Consideration. In the event BMS (or its Affiliates or sublicensees) receives any non-monetary consideration in connection with the sale or other commercial disposition of Products, Athersys’s royalty shall be based on the fair monetary value of such other consideration. In such case, BMS shall disclose to Athersys, on a confidential basis, the terms of such arrangement, and the Parties shall agree in good faith on such monetary value, which shall then be included in Net Sales for the period in which it was received by BMS (or its Affiliates or sublicensees).
5.	Records and Audit.
     5.1 Records and Audit. During the term of this Agreement and for a period of three (3) years thereafter, BMS shall keep complete and accurate records pertaining to the sale or other disposition of all Products, in sufficient detail to permit Athersys to confirm the accuracy of all payments due hereunder. Athersys shall have the right to cause an independent, certified public accountant to audit such records to confirm BMS’s Net Sales and royalty payments and payments under Section 4.2; provided, however, that such auditor shall not disclose BMS’s Confidential Information to Athersys, except to the extent such disclosure is necessary to verify the portion of the amount of royalties and payments due under this Agreement. Such audits may be exercised once a year, within three (3) years after the period to which such records relate, upon notice to BMS and during normal business hours. Athersys shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount of royalties and payments under Section 4.2 previously paid for such year. In such case, BMS shall bear the full cost of such audit. The terms of this Section 5.1 shall survive any termination or expiration of this Agreement for a period of three (3) years.

[1]	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

6.	Intellectual Property.
     6.1 Ownership.
          (a) Athersys. Athersys shall remain the sole owner of the Athersys Technology, the RAGE Technology, the Collaboration Cell Lines and the Accepted Cell Lines, including any improvements thereto made by Athersys. Athersys shall have the sole responsibility, at its discretion, for patent prosecution and choice of patent counsel in relation to Athersys Patents, and shall pay all expenses associated therewith. BMS hereby assigns and agrees to assign to Athersys its entire interest in any Improvements, which shall be deemed to be part of the Athersys Technology.
          (b) BMS. BMS shall be the sole owner of any inventions and information resulting from BMS’ use of the Accepted Cell Lines, including any Products, but excluding all Improvements. BMS shall have the sole responsibility, at its discretion, for patent prosecution and choice of patent counsel in relation to such BMS-owned inventions and the Products and shall pay all expenses associated therewith.
     6.2 Enforcement of Patent Rights. Each Party shall have the sole right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to infringement by a Third Party of one or more issued Patents owned by such Party.
7.	Confidentiality; Publicity.
     7.1 Confidential Information. The Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose, except for the purposes expressly permitted by this Agreement, any Confidential Information furnished to it by the disclosing Party. The foregoing obligation shall not apply to any information received by a Party to the extent that it can be established by such receiving Party by competent evidence that such information:
          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
          (d) was independently developed by the receiving Party as demonstrated by competent written evidence prepared contemporaneously with such independent development; or
          (e) was subsequently lawfully disclosed to the receiving Party by a person other than a Party hereto.

     7.2 Authorized Disclosure. Notwithstanding the foregoing, a Party may disclose the Confidential Information of the other Party to the extent such disclosure is necessary to be disclosed in the following instances:
          (a) Regulatory filings made by BMS;
          (b) Prosecuting or defending litigation or responding to valid subpoenas;
          (c) Complying with applicable governmental regulations;
          (d) Conducting clinical trials of BMS, its Affiliates and sublicensees;
          (e) Disclosure, in connection with the performance of this Agreement, to Affiliates, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7;
          (f) Disclosure that is required by applicable law or governmental regulation; and
          (g) Disclosure of the existence and terms of this Agreement and of general summaries of the progress made by the Parties under this Agreement (but excluding the identification of any target nominated by BMS under Section 2.1 and of any Collaboration Cell Line or Accepted Cell Line developed by Athersys hereunder) to existing or potential investment bankers, investors and/or merger or acquisition parties, provided that the disclosing Party obtains from such recipient prior to disclosure an agreement to be bound by obligations of confidentiality and non-use at least similar in scope to those set forth in this Section 7.
     7.3 Disclosure. If a Party is required to make any disclosure of another Party’s Confidential Information that is authorized under subsections (a), (b), (c), (d) or (f) of Section 7.2, it will give reasonable advance notice to the latter Party of such disclosure and will afford the latter Party a reasonable opportunity, and will cooperate reasonably with such Party, to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise) and to limit the extent of the disclosure as much as possible. Except as otherwise required by law, and subject to Section 7.5, neither Party shall issue a press release or make any other disclosure of the terms of this Agreement or any aspect of the research conducted pursuant to this Agreement without the prior approval of such press release or disclosure by the other Party hereto. Each Party shall submit any such press release or disclosure to the other Party, and the receiving Party shall have ten (10) business days to review and approve any such press release or disclosure, which approval shall not be unreasonably withheld. If the receiving Party does not respond within such ten (10) day period, the press release or disclosure shall be deemed approved. In addition, if a public disclosure is required by law, including without limitation in a filing with the Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing Party’s prior review and comment.

     7.4 Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement or any aspect of the research conducted pursuant to this Agreement to any Third Party without the consent of the other Party.
     7.5 Initial Press Release. The Parties shall issue a mutually approved, initial press release promptly after the Effective Date. The Parties agree that this press release shall be in the form of the press release attached to this Agreement as Exhibit C.
8.	Representations and Warranties.
     8.1 Athersys. Athersys represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Athersys; (iii) the performance of Athersys’s obligations under this Agreement will not conflict with its charter documents or result in a material breach of any agreements, contracts or other arrangements to which it is a party; (iv) Athersys will not, during the Term of this Agreement, enter into any agreements, contracts or other arrangements that would be materially inconsistent with its obligations under this Agreement; (v) Athersys has sufficient facilities, experienced personnel and other capabilities reasonably suited to enable it to perform its obligations under this Agreement; (vi) Athersys is the owner of, or has licensed rights to, all of the Athersys Patents in existence on the Effective Date, and has the right to grant the licenses or sublicenses, as the case may be, therefor granted under this Agreement; and (vii) as of the Effective Date, Athersys is not aware of any asserted or unasserted claim or demand which is being, or which Athersys believes can be, rightfully enforced by a Third Party against any of the Athersys Patents that would materially limit, hinder, delay or otherwise adversely affect BMS’s enjoyment of its rights and satisfaction of its obligations under this Agreement.
     8.2 BMS. BMS represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of BMS; (iii) the performance of BMS’s obligations under this Agreement will not conflict with its charter documents or result in a material breach of any agreements, contracts or other arrangements to which it is a party; (iv) BMS has sufficient facilities, experienced personnel and other capabilities reasonably suited to enable it to perform its obligations under this Agreement; and (v) BMS will not, during the Term of this Agreement, enter into any agreements, contracts or other arrangements that would be materially inconsistent with its obligations under this Agreement.
     8.3 Disclaimer of Warranties. THE ATHERSYS KNOW-HOW, ATHERSYS PATENTS AND COLLABORATION CELL LINES ARE PROVIDED AND LICENSED TO BMS “AS IS”, AND ATHERSYS AND ITS RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT THERETO OR TO THE PRODUCTS OR ATHERSYS TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER, OR

NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
     8.4 Unknown Biological Properties. BMS understands and agrees that the Collaboration Cell Lines may have unpredictable and unknown biological and/or chemical properties, that they are to be used with caution, and that they are not to be used for testing in or treatment of humans. BMS shall use the Collaboration Cell Lines in compliance with all applicable laws and regulations, including, but not limited to, any laws or regulations relating to the research, testing, production, storage, transportation, export, packaging, labeling or other authorized use of the Collaboration Cell Lines.
9.	Dispute Resolution.
     9.1 Mediation. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by good faith discussions by the Vice President of External Science and Technology of BMS and the CEO or senior executive officer of Athersys (or each such person’s designee), and failing resolution thereby by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure.
     9.2 Arbitration. Subject to Section 9.1, Athersys and BMS agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach thereof, shall be settled by binding arbitration in New York, New York, under the then-current Rules of Commercial Arbitration of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The arbitrator shall determine what discovery will be permitted, based on the principle of limiting the cost and time that the Parties must expend on discovery; provided, however, that the arbitrator shall permit such discovery as he or she deems necessary to achieve an equitable resolution of the dispute. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable, absent manifest error, and may be entered in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award punitive or exemplary damages against any Party. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the Parties, unless the arbitrator determines otherwise.
10.	Indemnification.
     10.1 By BMS. Subject to Section 10.3, BMS shall indemnify, defend and hold harmless Athersys and its directors, officers and employees (each an “Athersys Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (each a “Liability”) resulting from a claim, suit or proceeding made or brought by a Third Party against an Athersys Indemnitee arising from or occurring as a result of (i) any breach of the representations and warranties set forth in Section 8.2, or (ii) the performance (or failure to perform) by BMS of its obligations hereunder.

     10.2 By Athersys. Subject to Section 10.3, Athersys shall indemnify, defend and hold harmless BMS and its directors, officers and employees (each a “BMS Indemnitee”) from and against any and all Liabilities resulting from a claim, suit or proceeding made or brought by a Third Party against a BMS Indemnitee arising from or occurring as a result of (i) any breach of the representations and warranties set forth in Section 8.1, or (ii) the performance (or failure to perform) by Athersys of its obligations hereunder.
     10.3 Limitation on Indemnity Obligations.
          (a) Negligence, etc. No Athersys Indemnitee or BMS Indemnitee (each, an “Indemnitee”) shall be entitled to the indemnification under Section 10.1 or 10.2, as the case may be, to the comparative extent the Liability for which indemnification is sought was caused by a grossly negligent, reckless or intentional act or omission by the Party with which such Indemnitee is affiliated or any of such Party’s Affiliates or sublicensees or any of their respective directors, officers, employees or authorized agents.
          (b) Target Proteins and Collaboration Cell Lines. Athersys acknowledges and agrees that it will conduct a reasonable intellectual property investigation of each target protein that is the basis of a particular Collaboration Cell Line, and of matters relating to the creation of the Collaboration Cell Line, that BMS selects and Athersys agrees to produce pursuant to Section 2.1, which shall be in addition to any such investigation that BMS may have conducted. BMS also acknowledges and agrees that it will conduct a reasonable intellectual property investigation of each target protein that BMS proposes for selection by Athersys as the basis for producing a Collaboration Cell Line pursuant to Section 2.1, which shall be in addition to any such investigation that Athersys may conduct, and shall disclose to Athersys the results of such investigation. BMS shall not be obligated to provide indemnification under Section 10.1 against any Liabilities resulting from a claim, suit or proceeding to the extent it is alleged, proven or agreed in such claim, suit or proceeding that any such target protein (or the creation of the corresponding Collaboration Cell Line) infringes upon or otherwise violates the intellectual property rights of any Third Party, except to the comparative extent such infringement or violation results from a grossly negligent, reckless or intentional act or omission by BMS or any of BMS’ Affiliates or any of their respective directors, officers, employees or authorized agents.
     10.4 Procedure. In the event that an Indemnitee intends to claim indemnification under this Article 10, it shall promptly notify the indemnifying Party in writing of such alleged Liability. The indemnifying Party shall have the sole right to control the defense and settlement thereof. The indemnifying Party shall have the right to settle or compromise any Liabilities for which it is providing indemnification under this Article 10, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of such Indemnitee. The Indemnitees shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 10. The Indemnitees shall not, except at their own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party, which the indemnifying Party shall not be required to give.

11.	Term and Termination.
     11.1 Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until expiration upon the end of all royalty and payment obligations of BMS under Article 4, or until such earlier date as the Parties agree in writing to terminate the Agreement or the Agreement terminates as provided below.
     11.2 Termination for Cause. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued without cure for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of the sixty (60) day period. Notwithstanding the above, in the case of a failure to timely pay any amounts due hereunder, the period for cure of any subsequent default following notice thereof shall be thirty (30) days and, unless payment is made within such period the termination shall become effective at the end of such period.
     11.3 Effect of Termination.
          (a) Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.
          (b) Return of Confidential Information. Upon any termination of this Agreement, each of Athersys and BMS shall promptly return to the other Party all Confidential Information of the other; provided that counsel of each Party may retain one (1) copy of such Confidential Information solely for archival purposes.
          (c) Survival. Sections 3.5 and 11.3, and Articles 4, 5, 6, 7, 9, 10 and 12 of this Agreement shall survive termination of this Agreement for any reason.
12.	Miscellaneous.
     12.1 Governing Law. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflict of laws rules and regulations.
     12.2 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     12.3 Assignment. Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, not to be unreasonably withheld; provided, however, that either Party may assign this Agreement without such consent to any of its Affiliates or to any successor in interest by merger, acquisition or sale of all or substantially all of its assets in a manner such that the assignee will be liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any attempted delegation or assignment not in accordance with this Section 12.3 shall be void and of no force or effect. In the case of BMS, if any such successor in interest had, before its merger with, or acquisition or purchase of, BMS, an agreement with Athersys providing such entity with a license to the RAGE Technology, then within ninety (90) day after the effective date of such merger, acquisition or purchase Athersys may terminate this agreement, upon written notice to such successor in interest.
     12.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

If to BMS:	Bristol-Myers Squibb Company
Route 206 and Province Line Road
P. O. Box 4000
Princeton, New Jersey 08543-4000
Attn: Vice President and Senior Counsel,
Pharmaceutical Research Institute and
Worldwide Business Development
Fax No.: (609) 252-4232

If to Athersys:	Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
Attn: President
Fax No.: (216) 361-9495
     12.5 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war or terrorism, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.
     12.6 Advice of Counsel. BMS and Athersys have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

     12.7 Compliance with Laws. Each Party will comply with all applicable laws and regulations in connection with its performance under this Agreement. Each Party shall furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.
     12.8 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event, the parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.
     12.9 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
     12.10 Complete Agreement. This Agreement, together with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and that all prior agreements, including the term sheet, respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect as of the Effective Date. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both Parties. For clarity, the cells lines created under the Original Agreement, and any amendments thereto, are not considered within the subject matter of this Agreement.
     12.11 Use of Name. Unless otherwise permitted by this Agreement or required by applicable laws or regulations, neither Party shall use the name or trademarks of the other Party without the prior written consent of such other Party.
     12.12 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
     12.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.
* * *

     In Witness Whereof, BMS and Athersys have executed this Agreement by their respective duly authorized representatives.

Bristol-Myers Squibb Company	Athersys, Inc.

By:	By:

Print Name:	Print Name:

Title:	Title:

Exhibit A
RAGE-VT CELL LINES
A. Creation of Collaboration Cell Lines
Within ninety (90) days after the Effective Date, BMS shall provide Athersys with an initial list of specific proteins for which BMS requests that Athersys will create RAGE libraries, for Athersys’ review under Section 2.1(a). If Athersys accepts such proposed proteins as provided therein, Athersys shall seek to create RAGE libraries, and screen and isolate Collaboration Cell Lines expressing such proteins after the Parties agree upon Acceptance Criteria for each particular Collaboration Cell Line. Such list may be supplemented from time to time by mutual agreement of the Parties or by designation of additional specific proteins by BMS and acceptance of such proteins by Athersys, as provided in Section 2.1 and in accordance with the procedure provided below.
From time to time, BMS may nominate specific proteins for consideration by Athersys under Section 2.1 for use in constructing a Collaboration Cell Line using its RAGE technology and other Athersys Know-How. Any such Collaboration Cell Line shall conform to the general specifications set forth in Section B below and to any other specific requirements agreed to by the Parties.
Athersys shall have the right, before accepting such request of a particular protein by BMS hereunder, to review and approve the technical and intellectual property feasibility of constructing the requested Collaboration Cell Line. If requested by Athersys, BMS shall promptly provide to Athersys the relevant technical requirements of BMS for the requested Collaboration Cell Line. Athersys shall make its determination of technical feasibility, intellectual property analysis and/or conflict with preexisting exclusive research obligations to Third Parties or preexisting internal research programs for which research has commenced prior to receiving notice (a “Pre-existing Program”), within forty-five (45) days of the request by BMS. If Athersys believes that the project is not constrained by any of these considerations or fails to provide any such notice within such forty-five (45) day period, then the nominated protein (and corresponding Collaboration Cell Line) shall be deemed to be added to this Exhibit A. If Athersys believes the project is constrained by any of such considerations and provides such notice within such forty-five (45) day period, such protein and cell line shall not be added to Exhibit A; provided that Athersys shall provide to BMS all pertinent information Controlled by Athersys regarding the basis for its rejection of such request. In that event, BMS shall be entitled to nominate another protein (with the foregoing process being repeated), until a protein nominated by BMS hereunder is accepted by Athersys. For purposes of calculating the maximum number of cell lines permitted under this Agreement, any substitute request made by BMS shall be deemed to have been made as of the date of the original request.
In addition, in the event Athersys commences a Pre-existing Program with respect to a target (either internally or with a Third Party), and BMS subsequently proposes such target under Section 2.1, Athersys shall promptly inform BMS of such program and request that BMS propose a substitute target. In such event, Athersys shall, upon BMS’ request, provide, on a confidential basis, a reasonable demonstration of such commencement and prosecution of any such Pre-existing Program for a given target prior to the date of BMS’ proposal of such target under Section 2.1.
B. Acceptance Criteria for Collaboration Cell Lines
The Parties shall discuss and agree upon a set of specific Acceptance Criteria for each Collaboration Cell Line based upon the Generic Criteria set forth below. Such Acceptance Criteria shall be deemed to constitute a part of this Exhibit A. In each case, BMS and Athersys shall agree upon one primary assay (with respect to each Collaboration Cell Line, the “Primary Assay”) as the determining criterion for optimization and proof of target over-expression for purposes of determining whether a particular Collaboration Cell Line satisfies various of its Acceptance Criteria. If BMS wishes to have receptor density as determined by radioligand binding (which may require MTX amplification) as an acceptance criterion, BMS may specify up to three (3) such Collaboration Cell Lines in a particular year, and, in the aggregate, not more than fifty percent (50%) of the Collaboration Cell Lines during the term of this Agreement, for such acceptance treatment. If BMS wishes Athersys perform multiple assay validation and/or make radioligand binding determinations in addition to those specified in the preceding sentence, BMS shall bear the additional cost thereof.
Generic Collaboration Cell Line Acceptance Criteria

Testing to determine if
Category	Criteria	Criteria are Met by:
1. Vector integration upstream of target gene in HEK 293 or HT 1080 cells or other cell lines specified by the Parties	RT-PCR demonstrating RIG vector (RAGE specific vector) spliced to target sequence mRNA	Athersys

2. Target gene mRNA over-expression (RAGE vs. parental)	Quantitative PCR (qPCR) demonstrating >10 fold mRNA increase	Athersys

3. Target protein over-expression (RAGE vs. parental) and functionality (Primary Assay format)	• Functional assay: such as FLIPR with dose response, agonist/antagonist, cAMP determination	Athersys

or

• Protein over-expression: a ten-fold increase of Target protein in RAGE clone versus parental, as determined by Western blot or FACS analysis

4. RAGE clone robustness	• Freeze/thaw	Athersys

• Expression stability (e.g. qPCR) over four weeks

5. RAGE cell line performance in HTS	Performance in Primary Assay under simulated HTS conditions and general Cell Line characteristics.	BMS

Exhibit B
MILESTONE PAYMENTS – CANDIDATE COMPOUNDS

Milestone	Payment
Filing of first IND for the Candidate Compound directed against a designated target expressed by an Accepted Cell Line	$	[*]
Initiation of first Phase II clinical study for the Candidate Compound	$	[*]
Initiation of first Phase III clinical study for the Candidate Compound	$	[*]
Approval of a Product containing the Candidate Compound by Food and Drug Administration as drug	$	[*]
As used in this Exhibit B, the phrase “Initiation of first Phase III clinical study” shall be deemed to include, if a party conducts a Phase II/III study on a Candidate Compound, the point during such Phase II/III clinical trial when the party conducting the trial has the regulatory approval to proceed with such trial as a pivotal trial.
BMS shall promptly notify Athersys of the first occurrence of any milestone with respect to each Candidate Compound. Milestone payments shall be made only once with respect to any given Candidate Compound, regardless of the number of indications sought (or approvals obtained) with respect to such Candidate Compound, whether alone or in combination with other compounds or products, and regardless of any new dosage strengths, preparations or forms of administration for such Candidate Compound.
If BMS develops as a back-up Candidate Compound that inhibits or otherwise modulates the activity of a particular molecular target of a Candidate Compound on which BMS is already making milestone payments, then BMS may conduct clinical development on such back-up or follow-on Candidate Compounds and shall not be obligated to make any milestone payments with respect to any such back-up or follow-on Candidate Compound, except as otherwise provided below. In the event that a particular Candidate Compound is dropped from active clinical development work or marketing for safety or efficacy reasons and is specifically replaced with a different Candidate Compound targeting the same molecular target as such dropped Candidate Compound, such new Candidate Compound shall be deemed a “Replacement Compound.” BMS shall not be obligated to make milestone payments that were earlier made with respect to a dropped Candidate Compound and replaced by a Replacement Compound, but, subject to the preceding paragraph, BMS shall pay all milestone payments for milestone events achieved by such Replacement Compound that had not been achieved by such dropped Candidate Compound.

[1]	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Exhibit C
FORM PRESS RELEASE
[Athersys to supply initial draft]

2.